Exhibit 99.2

Nuvve Releases Letter to Stockholders

San Diego, December 13, 2023 —Nuvve Holding Corp. (Nasdaq: NVVE), a global technology leader accelerating the electrification of transportation through its proprietary vehicle-to-grid (V2G) platform, today released a letter to its stockholders providing details on its recent performance highlights, product and services offerings, growth strategy and financial outlook.

Nuvve’s management team will be hosting a stockholder Q&A webcast on December 14, 2023 at 11 AM ET. Nuvve stockholders are encouraged to email their questions to nuvveIR@nuvve.com by 5:00 PM ET today.

Conference Call Details

To participate in the call, please register for and listen via a live webcast, which is available in the “Events” section of Nuvve’s investor relations website at https://investors.nuvve.com/.

ABOUT NUVVE HOLDING CORP.

Nuvve Holding Corp. (Nasdaq: NVVE) is a global leader in vehicle-to-grid (V2G) technology serving the mission-critical needs of commercial fleets. The company’s intelligent, cloud-based software, Nuvve GIVe™, is a platform that transforms electric fleets into mobile storage resources allowing them to contribute, and not just consume, electricity. It enables a flexible suite of V2G, charge management and grid services that provide electric grid resilience while also generating recurring revenues to offset fleet operation costs. Committed to accelerating the planet’s transition to a net-zero future, Nuvve is securing fleet electrification partners across the e-mobility and grid value chain and supports active deployments around the world with 18.3 megawatts currently under management. Nuvve is headquartered in San Diego, Calif., USA. To learn more about the value of V2G, futureproofing EV infrastructure and using EVs for grid resilience, visit nuvve.com.

Nuvve Investor Contact

ICR Inc.
nuvve@icrinc.com, +1 646-200-8872

Nuvve Press Contacts

(W)right On Communications, David Cumpston
dcumpston@wrightoncomm.com
415-902-4461

Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Aaron Palash / Carly King
212-355-4449